Exhibit 23.1
MAGGART & ASSOCIATES, P.C.
Certified Public Accountants
150 FOURTH AVENUE, NORTH
SUITE 2150
NASHVILLE, TENNESSEE 37219-2417
Telephone (615) 252-6100
Facsimile (615) 252-6105
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
The First National Bank of Centerville
We hereby consent to the use in the Current Report on Form 8-K/A of Community First, Inc. filed under the Securities Exchange Act of 1934 on January 10, 2008 of our report dated January 5, 2007, relating to the financial statements of The First National Bank of Centerville as of December 31, 2006 and for the year ended December 31, 2006, and to the incorporation by reference of the report into Registration Statements Nos. 333-102084 and 333-130031 on Form S-8 of Community First, Inc.
/s/ Maggart & Associates, P.C.
Nashville, Tennessee
January 10, 2008